FOR IMMEDIATE RELEASE

July 19, 1996               Contact:
                            Robert J. Brittain, President and CEO
                            (518) 842-7200
                            Harold A. Baylor, Vice Pres. & Treas.
                            (518) 842-1445

Ambanc Holding Co., Inc., the parent of Amsterdam Savings Bank,
F.S.B., announces earnings for the quarter and the six-months ended
June 30, 1996.

Amsterdam, N.Y. - Ambanc Holding Co., Inc. (NASDAQ - AHCI) ("Company"), the holding company of Amsterdam Savings Bank, F.S.B. ("Bank"), today reported earnings for the quarter ended June 30, 1996, of $510,000, or $0.09 per share, and earnings for the six months ended June 30, 1996, of $196,000, or $0.04 per share, compared to losses of $820,000 and $172,000 in the comparable periods in 1995. Shares issued and outstanding on June 30, 1996, were 5,422,250.

Prior to the consummation of the conversion on December 26, 1995, the Company had no significant assets, liabilities or operations. Accordingly, the consolidated data released represents the data of the Bank and its subsidiaries for the quarter and the six-months ended June 30, 1995.

Results of Operations For the Three Months Ended June 30, 1996 and
1995:
- -----------------------------------------------------------------

The Company attributed its 1996 second quarter earnings improvement, in part, to an increase in net interest income of $631,000, or 19.2%, to $3.9 million from $3.3 million in the second quarter of 1995. Also contributing to its improved earnings were decreases in the provision for loan losses and non-interest expenses of $683,000 and $834,000, respectively, in comparison to the 1995 period. The Company's efficiency ratio decreased to 65.7% for the three months ended June 30,1996, from 81.8% in the comparable 1995 period.

The improvement in net interest income resulted from an increase in average net earning assets of $43.2 million, funded primarily by the proceeds received in the conversion and an increase in borrowed funds. The positive effect from the growth in average net earning assets was partially offset by a narrowing of 14 basis points in the Company's average net interest margin to 3.87% from 4.01% in 1995's second quarter.

The provision for loan losses declined by $683,000 to $433,000 for the quarter ended June 30, 1996, compared to the same quarter in 1995. In the 1995 period, the Bank decided that it was prudent to significantly increase its provision expense based on management's analysis of the Bank's asset quality and the level of its allowance for loan losses. In the 1996 period, management's analysis of its allowance for loan losses indicated that its reserve levels were adequate and, therefore, did not necessitate the same levels of provision expense required in the prior year.

The decrease in non-interest expenses was primarily attributable to a decline in losses and write-downs on real estate owned of $680,000. In the second quarter of 1995, the Bank significantly increased its losses and write-down expense based on actual expenses incurred and management's estimations of lower fair values, less disposal costs. Management's estimations of the fair value of the Bank's repossessed assets were based on various factors, which included appraisals, actual sales, and offers to purchase such properties or properties similar in nature to the repossessed properties held by the Bank. A similar analysis in 1996 did not indicate that additional write-downs were required as was the case in 1995. Also contributing to the decrease in non-interest expenses was a decline in the FDIC/BIF deposit insurance expense of $177,000 due to the minimum annual premium assessment of $2,000 currently applied to well-capitalized institutions.

Results of Operations For the Six Months Ended June 30, 1996 and
1995:
- -----------------------------------------------------------------

The improvement in net income of $368,000 for the six months ended June 30, 1996, to $196,000 was the result, in part, of an increase in net interest income of $899,000, or 13.4%, to $7.6 million compared to $6.7 million for the six months ended June 30, 1995. Also contributing to the improved earnings was a decrease in non-interest expenses of $608,000, or 9.9%, to $5.5 million from the comparable six month period in 1995. The Company's efficiency ratio was reduced to 65.6% for the six months ended June 30, 1996, from 70.0% in the same period a year ago. These positive factors were partially offset by an increase in the provision for loan losses of $777,000 due entirely to a $1.5 million charge taken on March 31, 1996, pertaining to the Bank's aggregate lending relationship of $3.6 million with the Bennett Funding Group, a company that filed for Chapter 11 on March 29, 1996.

The improvement in net interest income was attributable to an increase in average net earning assets of $76.9 million funded primarily by the proceeds from the stock conversion. The positive effect derived by the growth in average net earning assets was partially offset by a decrease in the average net interest margin to 3.89% for the six months ended June 30, 1996, from 4.15% in the same period of 1995.

Earnings were also positively affected by a decline in non-interest expenses of $608,000, or 9.9%, to $5.5 million. The primary reason for the decrease was a decline in losses and write-downs on real estate owned of $778,000 for the same reasons as stated above for the three months ended June 30, 1996. Also contributing to the decrease in non-interest expenses was a decline in the FDIC/BIF deposit insurance premium of $352,000 Ambanc Holding Co., Inc. is a newly formed unitary savings and loan holding company. The Company's primary subsidiary, Amsterdam Savings Bank, F.S.B., operates nine banking offices in Montgomery (4), Saratoga (2), Fulton (1), Schenectady (1), and Albany (1) counties in New York. The Bank's deposits are insured by the FDIC through the Bank Insurance Fund (BIF).

                      AMBANC HOLDING CO., INC.
            Selected Consolidated Financial Information

                                           June 30       December 31
                                            1996             1995
                                         -----------     -----------
                                              (In Thousands)
Selected Financial Condition Data:
- ----------------------------------
Total assets                             $ 458,988        $439,365
Loans receivable, net                      258,801         249,991
Mortgage-backed securities                 132,685          53,033
Investment securities                       43,862          21,389
Due from brokers                                 0          18,128
Deposits                                   305,355         311,239
Total borrowings                            74,370               0
Due to brokers                                   0          46,880
Total equity                                74,822          76,015


                                    For the Three      For the Six
                                    Months Ended       Months Ended
                                      June 30,           June 30,
                                   ---------------   ----------------
                                    1996    1995      1996     1995
                                   ------  -------   -------  -------
                                              (In Thousands)
Selected Operations Data:
- -------------------------
Total interest income              $7,590  $ 6,426   $14,538  $12,698
Total interest expense              3,681    3,148     6,943    6,002
                                   ------  -------   -------  -------
Net interest income                 3,909    3,278     7,595    6,696
Provision for loan losses             433    1,116     2,061    1,284
                                   ------  -------   -------  -------
Net interest income after
  provision for loan losses         3,476    2,162     5,534    5,412
Fees and service charges              169      166       330      313
Net gain(loss) on sales and
 redemptions of investment
 and mortgage-backed securities         0        1       (98)       1
Other non-interest income              83       89       154      226
                                   ------  -------   -------  -------
Total non-interest income             252      256       386      540
Total non-interest expense          2,855    3,689     5,519    6,127
                                   ------  -------   -------  -------
Income(loss) before taxes             873   (1,271)      401     (175)
Income tax provision                  363     (451)      205       (3)
                                   ------  -------   -------  -------
Net income (loss)                  $  510  $  (820)  $   196  $  (172)
                                   ======  =======   =======  =======

                   AMBANC HOLDING CO., INC.
                Selected Financial Ratios and Other Data

                                       For the Three       For the Six
                                       Months Ended        Months Ended
                                         June 30,             June 30,
                                    ------------------   ------------------
                                     1996       1995      1996       1995
                                    -------   --------   -------   --------

Performance Ratios:

Return on assets                      0.47%    (0.97)%     0.09%    (0.10)%
Return on equity                      2.74    (11.72)      0.52     (1.23)
Interest rate spread during period    2.94      3.49       2.93      3.81
Net interest margin during period     3.87      4.01       3.89      4.15
Efficiency ratio                     65.73     81.77      65.60     70.00
Ratio of operating expense to
    average total assets              2.62      4.35       2.58      3.55
Ratio of avg. interest-earning
    assets to average interest-
    bearing liabilities             131.10    113.51     133.91    109.15


Asset Quality Ratios:                   June 30, 1996   December 31, 1995
- ---------------------                   -------------   -----------------
Non-performing assets to total assets
    at end of period                        3.65%             2.74%
Non-performing loans to total loans         6.37              3.51
Allowance for loan losses to
    non-performing loans                   32.88             30.10
Allowance for loan and real estate
    owned losses to non-performing
    assets                                 26.19             21.99
Allowance for loan losses to
    loans receivable, net                   1.65              1.05

Capital Ratios:
- ---------------
Equity to total assets at end of
    period                                 16.30             17.30
Average equity to average assets           17.68              8.30

Other Data:
- -----------
Number of full-service offices                 9                 9